Exhibit 99.1

Long-Term
Investment Capital
(in millions)
Portfolio Composition
(as of June 30, 2008)
Total Assets
(in millions)
▶	Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage pass-through securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage pass-through securities carry an implied AAA credit rating with limited, if any, credit risk. Capstead may also augment its core portfolio with investments in credit-sensitive commercial real estate-related assets.

EXPERIENCE	STABILITY	STRATEGY
• Oldest mortgage REIT	• Positions with 18 lending	• Avoid residential credit risk
	counterparties	while minimizing, but not
• Top 4 executives with		eliminating, interest rate risk
the company since 1994	• Short-duration portfolio
conservatively leveraged
and appropriately hedged
(net duration gap under 4
months at June 30)
HISTORICAL DEBT/LONG-TERM INVESTMENT CAPITAL
•	Debt to long-term investment capital has historically ranged from 8.0x to 12.0x through various interest rate cycles and can be quickly adjusted to respond to market conditions.
•	We currently anticipate maintaining our leverage at the lower end of our targeted range in the coming quarters.

Quarterly Spread
COMMON STOCK
INFORMATION
NYSE Ticker:
CMO
Price as of 8/26/08:
$11.44
52-wk. High/Low:
$18.62/$8.69
2Q Dividend:
$0.59
Dividend Yield:
(based on annualized 2Q dividend)
20.6%
2Q Avg. Daily Vol.:
1.0m shares

SERIES A/SERIES B
PREFERRED STOCK INFO
NYSE Ticker:
CMOPRA/CMOPRB
Price as of 8/26/08:
$18.10/$12.70
Call Price:
$16.40/$12.50
Liquidation Value:
$16.40/$11.38
Conversion Ratio:
1.5629/0.6025
Annual Dividend:
$1.60/$1.26
▶	2ND QUARTER 2008 HIGHLIGHTS
•	Earnings totaled $36.7 million or $0.58 per diluted common share

•	Financing spreads increased 33 basis points to 2.05%

•	Book value per common share increased $1.02 to $10.42

•	Declared and paid dividend of $0.59 per common share

•	Raised $77 million in new common equity capital

•	Increased portfolio of agency-guaranteed residential ARM securities by $464 million to $7.9 billion

•	Reduced portfolio leverage to 8.14 times long-term investment capital
▶	QUARTERLY RESULTS

	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share amounts)	2008	2008	2007	2007	2007

Net interest margin:
Residential mortgage investments	$41,456	$36,247	$17,505	$8,257	$8,560
Commercial mortgage investments	857	798	813	396	638

Net interest margin	42,313	37,045	18,318	8,653	9,198

Net income	36,728	30,147	15,860	(3,148)	5,774
Income available to common stockholders	31,665	25,083	10,796	(8,212)	710
Diluted earnings per share	0.58	0.53	0.31	(0.43)	0.04
Common dividends per share	0.59	0.52	0.24	0.04	0.04
Common equity raises	77,143	131,344	205,997	—	1,381
Common shares outstanding (EOQ)	56,071	49,918	42,819	19,393	19,392

TOP COMMON STOCKHOLDERS*

Holder	% O/S

Wells Capital Management	10.48
Wellington Management Company	5.30
Highland Capital Management	5.04
Transamerica Investment Management	3.54
DePrince Race & Zollo	3.49
Barclays Global Investors, N.A.	3.42
Robeco Investment Management	3.37
Thompson, Siegel & Walmsley	3.30
Millennium Management	2.81
Vanguard Group, Inc.	2.16

*	As of August 21, 2008
ANALYSTS*

Firm	Rating

Deutsche Bank	Buy
FBR Capital Markets	Outperform
Fox-Pitt Kelton	Outperform
JMP Securities LLC	Outperform
Keefe, Bruyette & Woods	Outperform
RBC Capital Markets	Outperform
Stifel Nicolaus	Buy

*	As of August 21, 2008
Capstead Mortgage Corporation / 8401 North Central Expressway, Suite 800, Dallas, TX 75225
PH 800.358.2323 / E invrel@capstead.com / www.capstead.com